June 22, 2007

PRODUCT DEVELOPMENT
AND SUPPLY AGREEMENT

This Agreement dated as of May 30, 2007 , by and between GlucoTel Scientific, Inc. , having an office at 6100 Neill Road, Suite 500, Reno, NV 89511, USA (the "Company"), and LRE MEDICAL GMBH, a German corporation, having an office at Hofer Strasse 5, 86720 Noerdlingen, Germany ("LRE");

WHEREAS:

A. Company wishes to develop and have manufactured for it the Instrument (as hereinafter defined);

B. Company has determined that its business interests and the scheduling of market introduction of the Instrument (as hereinafter defined) would best be served by working with LRE to complete development of the Instrument and to have LRE manufacture its requirements for the Instrument; and

C. Company wishes to have LRE develop and manufacture and supply the Instrument exclusively for Company, and LRE desires to so develop, manufacture and supply the Instrument:

NOW, THEREFORE, the parties agree as follows:

1.0 DEFINITIONS

"Affiliate(s)" shall mean a party to this Agreement and any other corporation controlling, controlled by or under common control with such party during the Initial Term and any extension thereof.

"Change Notification Protocol" shall mean the Change Notification Protocol in the form attached hereto as Exhibit A.

"Claims" shall mean against any and all claims, suits, proceedings, recoveries, settlements and damages, including, but not limited to, reasonable attorney and paralegal fees, interest and penalties. Claims shall also include costs and expenses of total or partial recall of the Instrument, whether initiated voluntarily by Company or at the direction of the FDA.

"Confidential Information" shall mean all information, data and know-how that concerns the business affairs of either party that is not known by or generally available to third parties, and which is transferred between the parties. Confidential Information may be in tangible or intangible form, including, without limitation, oral or written disclosures, ideas, know-how, drawings, graphs, plans, specifications, models, prototypes, samples, equipment, data, formulas, processes, designs, hardware and software, and information about marketing, costs and suppliers. All written Confidential Information shall be prominently identified as such using appropriate legends, markings, stamps, or other clear and conspicuous written identification that unambiguously indicates that the information being provided is to be considered Confidential Information hereunder. A disclosing party shall identify as Confidential Information only such information as the disclosing party believes in good faith to be proprietary or competition sensitive. Any information which is disclosed other than in tangible or other written form shall be considered Confidential Information but only to the extent that it is identified as Confidential Information at the time of disclosure and is thereafter summarized in written form which clearly and conspicuously identifies it as Confidential Information. The term Confidential Information shall not mean any information which is previously known to the receiving party without obligation of confidence, as shown by its written records, or without breach of this Agreement, is publicly disclosed either prior or

subsequent to receipt by the receiving party of such Confidential Information, or is subsequently rightfully received by the receiving party from a third party without obligation of confidence or disclosure of which is required by subpoena or other legal, administrative, or arbitral process or by law. The fact that a party chooses to transmit Confidential Information to the other party hereto via E-mail or other electronic format (disc, FTP site) shall not in any way release said information from its status as Confidential Information hereunder.

"Core Technology" shall mean (a) all technical information, ideas, processes, methodologies, software, algorithms, formulae, notes, outlines, photographs, inventions, improvements, data, know-how and trade secrets, patentable or otherwise, to the extent the same relate to technology developed by LRE, prior to the date of this Agreement or developed by LRE during the course of rendering the Development Services which are not directly related to and incorporated into the Instrument. Core Technology shall not include any of Company's or its Affiliates' existing patents, patent applications or other intellectual property or patents, patent applications or other intellectual property of Company or its Affiliates, which is developed during this Agreement.

"Date of Market Introduction" shall mean the later of (a) the receipt and acceptance by Company of a quantity of at least twenty (20) pilot units of the Instrument meeting the Specifications, or (b) the date of receipt by Company from the FDA of 510(K) clearance or Pre- Market approval to market the Instrument.

"Design History File" shall mean the file maintained by LRE or Company, as the case may be, that contains or references the records for the Instrument developed in accordance with GMP/QSR Section 820.30 and ISO design control requirements.

"Design Input" shall mean the design requirements of the device that address its intended use including the needs of the user and the patient.

"Design Output" shall mean the results of a design effort at each design phase and at the end of the total design effort. The finished design effort is the basis for the Device Master Record. The total finished Design Output consists of the Instrument, its packaging and labeling, and the Device Master Record.

"Development Services" shall mean the completion of the design and development by LRE of the Instrument based upon its Product Requirements and

designed according to the Specifications for the Instrument jointly developed by LRE and Company, including the tooling, manufacturing equipment and processes and associated Manufacturing Documentation in order to bring the Instrument into commercial production.

"Device History Record" shall mean the compilation of records maintained by Company and/or LRE that contains the production history of a finished Instrument.

"Device Master Record" shall mean the compilation of records containing the procedures and specifications for the finished Instrument.

"FDA" shall mean the United States Food and Drug Administration.

"GMP" shall mean the Good Manufacturing Practices (21 CFR Part 820 Quality systems Regulations) promulgated by the FDA.

"Initial Term" shall have the meaning given it in Paragraph 12. 1.

"ISO" shall mean the International Standards Organization.

"Instrument" shall mean the GlucoTel developed during the performance by LRE of the Development Services and that is the subject of the Manufacturing Documentation.

"Manufacturing Documentation" shall mean a package of specifications, drawings, and manufacturing instructions which enable LRE or a third party to manufacture the Instrument including, as applicable, validated product Software, manufacturing specifications for the Instrument, service and training information and a set of quality control parameters suitable for use in acceptance testing of the Instrument, as well as all preliminary or working drafts of all such materials, and documentation developed by LRE in order to produce such materials.

"LRE Patents" shall mean LRE's background patents and/or patent applications and those of LRE's Affiliates and any patents and/or patent applications of others to which LRE has a license giving it the right to use them in connection with this Agreement, which are used by LRE in performing the Development Services or which would be used by LRE in manufacturing and supplying the Instrument under this Agreement. The LRE Patents shall not include any of Company's or its Affiliates' existing patents, patent applications or other intellectual property or patents, patent

applications or other intellectual property of Company, or its Affiliates, which is developed during this Agreement.

"Product Requirements" shall mean those capabilities and features that form the Design Input for the Instrument as set forth in the Design History File.

"Prototype" shall mean an instrument capable of demonstrating the clinical efficacy of the Instrument.

"Software" shall mean all software, software source codes in electronic, printout or magnetic media form, and all software assembly, linkage, verification and validation protocols for the Instrument.

"Specifications" shall mean the drawings, detailed specifications and other Design Output developed during the performance of the Development Services and which will from time to time be amended to reflect modifications. The Company may modify the Specifications upon agreement by the parties as to any additional estimated costs and adjustments to the schedule associated with such modifications.

"Statement of Work" shall mean the description of the Development Services to be provided by LRE to Company as set forth in Exhibit B hereto.

"Sensors" shall mean any of the test devices provided by Company described in Exhibit A (CSL/Microdot-Sensor).

"Technology" shall mean the patents, know-how, inventions, etc. arising from the design and development work performed under this Agreement.

2.0 DEVELOPMENT SERVICES

2. 1. LRE shall provide the Development Services to Company in accordance with the Statement of Work and LRE shall use all commercially reasonable efforts to provide the Development Services in accordance with the schedule agreed to in writing between the parties. To facilitate development of the Instrument, Company shall (a) provide all such information and assistance and access to experts and consultants available to Company as is reasonably required to assist LRE to develop and produce the Instrument which will meet the Product Requirements and (b) use all commercially reasonable efforts to accomplish on a timely basis the specific tasks assigned to it in

accordance with the Statement of the Work, including, without limitation, preparation of the Software.

2.2. Company and LRE shall each appoint a technical coordinator who shall be responsible for maintaining technical liaison between the parties and for determining on behalf of their respective companies the specifications of the Instrument and the adequacy, acceptability and fitness of the Development Services. The technical coordinators shall meet as necessary, but in no event less often than monthly, to monitor progress with respect to Development Services and the development of the specifications. When the parties shall have agreed upon the Specifications they shall evidence such agreement by signing the cover page of the document containing the agreed upon specifications.

2.3. Either party may request, in writing, changes to the Statement of Work or to the design specifications for the Instrument. The party receiving the request for the change shall submit within a reasonable time a work change order to the other party setting forth its best judgment as to the probable effect on the Development Services and the schedule and their estimated cost. Neither party shall proceed with any such changes without the prior written consent of the other. Company may change the Development Services upon agreement in writing between the parties as to any additional estimated cost therefore, if any and changes in the schedule, if any.

3.0 COST OF AND PAYMENT FOR DEVELOPMENT SERVICES

3.1. LRE shall perform the Development Services for a fee based on (i) actual hours worked, in accordance with the Statement of Work, and (ii) direct expenses incurred and paid to third parties plus fifteen percent (15%), but otherwise excluding any corporate overhead of LRE. LRE estimates that the fees for the Development Services will be Euro 155.000,00. Unless otherwise indicated in the Statement of Work, such estimated fee does not include the costs of going from the Prototype stage to serial production. LRE and Company shall agree on the fee to be paid by Company for such work. It is also agreed that LRE may retain 10 Prototypes for administrative reasons and further development. Travel expenses will be billed at cost plus 5%. Travel

expenses shall include private auto mileage at the latest official rate, parking tolls and fares, car rental fees, if required, air fare, if required, and food and lodging away from the home office. Travel time will be billed at the individual's then current rate. Video teleconferencing, if utilized, will be billed at €150 per hour for conferences held within Germany and €350 for calls involving parties outside Germany. LRE shall invoice Company every two weeks for its charges, with payment due from Company within fifteen (15) days after receipt by Company of LRE's invoice. Upon completion of each Phase of the Development Services, LRE shall provide Company with a re-estimate of the fees for the Development Services for the remaining Phases and the anticipated completion date of each of said Phases.

3.2. In the event LRE becomes aware of the fact that the actual cost for the Development Services will exceed 130% of the estimate set forth in Paragraph 3.1 above, LRE shall promptly notify Company and Company shall have the right to terminate this Agreement. Subject to the right of Company to terminate the Development Services hereunder or elsewhere in this Agreement, the parties agree to negotiate in good faith for changes in the estimated cost and schedule if such changes appear to either party to be necessary before the Development Services have been completed.

3.3. Promptly after execution and delivery of this Agreement, Company shall pay to LRE the amount of forty Thousand Euro (€40,000.00) (the "Deposit"); and upon receipt by LRE of the Deposit, LRE shall commence the Development Services in accordance with the Statement of Work. LRE shall apply the Deposit against the final invoice rendered by LRE for the Development Services.

3.4. A late fee of 1% per month will be assessed by LRE on invoices due but not paid within fifteen (15) days other than on the amount of invoices being contested in good faith.

3.5. LRE will quote the costs for the needed tooling. Company will order and pay for the needed tooling separately. After full payment of the tooling, the tooling will become property of Company.

4.0 MANUFACTURE AND SUPPLY SERVICES

4. 1. LRE shall be Company's sole and exclusive source for the Instrument for the Initial Term and any extension thereof, providing that (a) LRE provides an adequate and timely supply of the Instrument to Company in accordance with paragraph 4.4 hereof, (b) LRE maintains the quality assurance level agreed upon by the parties, and (c) LRE otherwise complies with all of its material obligations under this Agreement.

4.2. LRE shall manufacture and sell the Instrument exclusively to Company at prices established by the parties pursuant to paragraph 5.1.

4.3. LRE represents that it will, from and after the end of phase 7 of the Development Services, maintain sufficient manufacturing capacity to produce the number of Instruments forecast by Company in its forecasts submitted pursuant to paragraph 4.4 hereof.

4.4. In order to facilitate LRE's planning of production, Company shall submit not later than the 15th day of each month to LRE an estimate of its requirements for Instruments covering a forward period of not less than twelve (12) months. The first three (3) months of said estimate shall be binding on Company on a rolling basis advancing month-by-month and may not be canceled or rescheduled without the prior written agreement of LRE. The next three (3) months shall constitute firm orders, which may not be canceled but may be rescheduled up to three (3) months beyond the then current delivery schedule. The remaining six (6) months forecast is to be used by LRE for planning purposes only and shall not be considered to be firm orders, Company's only obligation with respect thereto being for the cost of the unique material content of Instruments having a lead time of more than three (3) months on a rolling basis advancing month by month and the cost of LRE in maintaining said long lead time items in inventory. In the event LRE purchases such long lead time items in accordance with the preceding sentence, it shall invoice Company for the cost thereof as set forth in the preceding sentence. Company shall submit the initial estimate to LRE not later than the date on which Company accepts the Prototype.

4.5. Company shall place monthly purchase orders ("Purchase Orders") setting forth the delivery date against the forecasts under Section 4.4 above for the supply of

Instruments. LRE shall evidence its receipt of each Purchase Order by signing an acknowledgment copy thereof and returning it to Company within fifteen (15) days after receipt of such Purchase Order from Company. In case of conflict between the general terms and conditions of a Purchase Order issued by Company and this Agreement, the terms and conditions of this Agreement shall take precedence. The sole remedy of Company, at law or in equity or otherwise for the failure of LRE to deliver instruments on time shall be to terminate the right of LRE under Paragraph 4.1 to be the sole source for the Instruments. Company shall submit the initial Purchase Order to LRE not later than the date on which Company accepts the Prototype.

4.6. If Company desires to accelerate or reduce any of the deliveries ordered under a Purchase Order or set forth in a binding forecast, it shall so notify LRE and LRE shall make reasonable efforts to meet the request, subject to material and capacity availability. Company shall bear and pay any extra costs incurred by LRE to meet an accelerated or a reduced schedule, including, without limitation, the cost to LRE of holding inventory, provided that LRE has notified Company in writing in advance of the amount of such extra costs and Company has authorized LRE in writing to proceed with the accelerated or reduced schedule notwithstanding such extra costs. In the event that Company instructs LRE to commence purchasing inventory based upon a forecast (whether binding or not) and prior to the submission of a Purchase Order, and the delivery date(s) foreseen in such forecast slip not due to the fault of LRE, LRE shall invoice Company and Company shall bear and pay the costs incurred by LRE in purchasing said material and the costs of holding said materials in inventory during said delay. In the event Company is responsible for providing to LRE packaging material or other material without which LRE can not deliver the Instruments to Company, and LRE is unable to effect timely delivery of the Instruments because it has not received said necessary materials, LRE shall be entitled to invoice Company for the Instruments on the originally scheduled delivery date plus the costs of LRE holding said Instruments in inventory during said delay.

4.7. Company agrees to reimburse LRE for any and all materials that become obsolete, due to changes in the design requested by Company and not resulting from defects in the design provided by LRE, including the cost of holding such material in inventory.

4.8. LRE shall obtain the written approval of Company prior to making any changes, substitutions, or modifications to the Instrument or the Manufacturing Documentation in accordance with the Change Notification Protocol. Company shall promptly respond to any such request for approval of changes. It is recognized that LRE may, from time to time, be asked to implement engineering change notices ("ECNs"). The following delineates the proper procedures:

(a) Company will notify LRE in writing of the proposed change. This notification should include the documentation of the change to effectively support LRE's investigation of the impact of this proposal;

(b) Upon receipt of a notice requesting a change, LRE will review and respond to all cost impacts within a reasonable period of time not to exceed thirty (30) days;

(c) All cost impacts and material availability issues will be mutually reviewed and agreed to in writing prior to implementation; and

(d) Emergency ECNs as identified by Company in writing will be immediately implemented at Company's request. Company will be liable for all reasonable costs associated with the implementation of emergency ECNs, except, if the emergency ECN (i) is the result of a defect in the design of the Instrument provided by LRE, or (ii) is the direct result of a defect in a part or sub-component from a supplier selected by LRE.

4.9. The sections 4.1 to 4.8, 5.0 and 6.0 of the Product Development and Supply Agreement are valid either for Company or its distributor or agent."

4.10. Company will remain fully liable with respect to all consequences based either on forecasts or orders provided or placed by its distributor or agent. This will effect mainly areas of manufacturing capacity and/or inventories. Company will remain fully liable for outstanding payments of its distributor or agent until full payment.

5.0 COST OF INSTRUMENTS AND PAYMENT

5.1 The initial price per Instrument shall be as agreed upon between the parties in good faith negotiations based upon the final design agreed upon between the parties based on the testing of the pre-serial production units of the Instrument; provided, however, the initial price per unit shall not exceed by more than 5 % the prices set forth on Exhibit 5.1 hereto . The prices for the Instrument shall be fixed for a period of one year from the Date of Market Introduction; provided, however, in the event of a material increase in the cost of any material component used in the manufacture of the Instrument, LRE shall have the right to renegotiate the prices then in effect. Not later than ninety (90) days before the first anniversary of the Date of Market Introduction and annually thereafter the parties shall meet and negotiate in good faith the prices for the Instrument for the ensuing year. From and after the Date of Market Introduction on-going engineering support for the Instrument will be billed monthly by LRE to Company on a time and materials basis.

5.2. Invoices shall be due and payable within thirty (30) days after receipt thereof by Company. A late fee of 1% per month will be assessed by LRE on invoices due but not paid within thirty (30) days other than on the amount of said invoices being contested in good faith.

6.0 INSPECTION AND QUALITY CONTROL

6.1 Each shipment of Instruments to Company shall be accompanied by a certificate of LRE's quality control department indicating that the Instruments identified by their serial numbers contained in the shipment have passed the quality control parameters developed by LRE, agreed to in writing by Company and contained in the Manufacturing Documentation. LRE shall keep complete written records of such inspections including, without limitations, the Device Master Record, the Design History File and the Device History Record for a period of eleven (11) years or such longer period as may be required by applicable regulations or requirements, and shall, upon request, at Company's expense, furnish Company with inspection reports for Instruments delivered to Company. LRE shall notify Company in writing prior to the

destruction of the written records referred to herein. Company shall, immediately after receipt of any such notice, notify LRE if Company has any objections to such written records being destroyed.

6.2 Within one (1) month after receipt of Instrument(s), Company [or its distributor or agent] shall conduct its own acceptance inspection thereof in which random samples of Instruments shall be compared with the Specifications and quality control parameters, which are a part of the Manufacturing Documentation, and shall inform LRE of the results of such inspection. Such inspection shall, upon mutual agreement between the parties, be undertaken either at the facilities of Company [or said distributor or agent] or at LRE's manufacturing facilities. If inspection occurs as LRE's plant, LRE shall provide Company [(or its distributor or agent, as the case may be)] with such access and facilities, as Company [or its distributor or agent] shall reasonably require. In the event such inspection by Company reveals unacceptable variances from the Acceptance Inspection Procedure in the Manufacturing Documentation, Company shall notify LRE (which notice shall specify the manner in which the defective Instruments fail to meet the specifications), and LRE shall have fifteen (15) days in which to verify the variances. Upon the earlier of (a) verification by LRE or (b) the expiration of thirty (30) days from the date of said notice, Company shall have the right to refuse acceptance of the defective or deficient shipments and to require, at the option of LRE, that said Instrument(s) be replaced or corrected free of charge or that LRE at its own expense make a 100% inspection of said Instrument(s) with respect to the defective function. If LRE's inspection results in a finding that said Instrument(s) are not defective or deficient, LRE shall immediately notify Company of the same and shall resubmit said Instrument(s) for acceptance. In the event that LRE and Company do not agree on the acceptability of an Instrument, both parties agree to conduct joint testing and/or inspection. If Company does not complete the above-mentioned acceptance inspection with respect to a shipment of Instrument(s) within said one (1) month period, Company shall be deemed to have accepted said Instrument(s).

7.0 CONFIDENTIAL INFORMATION

7.1 During the term of this Agreement and for a period of three (3) years thereafter (ten (10) years from the date of service with respect to the applicable Device History Record), LRE and Company agree to hold all Confidential Information in confidence for the disclosing party and not to disclose the Confidential Information of the other party to any third party, except those who have a need to know such Confidential Information for purposes of carrying out the terms of this Agreement and are bound by a similar obligation of confidentiality and non- use, and not to use such Confidential Information for any purpose other than for the purposes of this Agreement.

7.2 Each party represents to the other that its employees are governed by company regulations which prohibit the disclosure of confidential and proprietary information which may belong to the other party and that such internal regulations will enable it to comply with all the items of this Agreement.

8.0 RIGHTS IN MANUFACTURING DOCUMENTATION

8.1 Upon payment in full by Company for the Development Services, Company shall own the Design Output and the Manufacturing Documentation (other than the Core Technology and Patents) produced by LRE as a part of the Development Services. LRE shall promptly notify Company of all Patents and of any patents and/or patent applications of others for which LRE has a license giving it the right to use the background patent in connection with this Agreement, which are used by them in performing the Development Services or which would be used by them in the manufacturing and supply of the Instrument under this Agreement. LRE hereby gives a paid-up, worldwide, non-exclusive license under any Patents to Company, its commercial partners for Instruments and to end users of Instruments of sufficient breadth to ensure peaceful use of Instruments by end users with respect to the Patents.

8.2. LRE shall be obligated to cooperate and to do all reasonable acts at Company's expense to assist Company in perfecting its property rights in the

Manufacturing Documentation, including copyrights, registrations, and similar protection which may be available.

8.3. LRE shall have the right to use the Manufacturing Documentation only to make the Instrument for Company.

9.0 WARRANTIES AND INDEMNIFICATION

9.1 LRE warrants to Company that all Instruments to be supplied hereunder will upon shipment meet the Specifications and will be free from defects in materials and workmanship, and will be properly packed, labeled and fit for their intended purposes. LRE further warrants to Company that all Instruments supplied hereunder will be free from defects in any design contributions or manufacturing techniques made by it. This warranty shall apply for a period of [twelve (12)] months after the date of shipment by LRE. LRE shall satisfy this warranty requirement by repairing or replacing at LRE's option, each defective Instrument returned to it prior to the expiration of the warranty period. 9.2. LRE shall, at Company's expense, conduct a failure analysis, corrective and preventive actions and assist in complaint investigations as required by FDA QSR parts as required by FDA regulations, i.e. 21 Parts 820.100, 820.198 and 820.200 with respect to defective Instruments.

9.3. LRE shall be liable for and shall indemnify, defend and hold Company, its shareholders, directors, officers, employees, representatives and agents ("Company Indemnified Parties") harmless against any and all Claims arising out of, based on, or caused by defects in material, workmanship or design contributed by LRE, but in no event shall LRE be liable for or be required to indemnify Company Indemnified Parties for or hold them harmless from any Claims arising in whole or in part from or based on, or caused by defects or deficiencies in the Sensors or Sensor Technology or the design of any features of the Instrument designed or contributed by Company or literature supplied by Company for use with the Instrument.

9.4. Except for items designed according to Company's instructions or directions and the literature supplied by Company for use with the Instrument, LRE represents and warrants the originality of the Manufacturing Documentation and represents that no

portion of the Manufacturing Documentation, or use thereof, or Company distribution thereof violates or is protected by any copyrights or similar right of any third party in the United States of America or Germany other than the Patents or Company's patents.

9.5. LRE will indemnify and hold Company harmless from and against any Claims based upon the alleged infringement of any patent (including utility models and registered designs), copyrights, or other intellectual property rights now or hereafter existing in the United States of America or Germany relating to the Instrument or its components, provided, however LRE shall have no such obligation with respect to Claims arising with respect to any features of the Instrument designed by Company or for any omissions or misstatements in the literature supplied by Company for use with the Instrument.

9.6. Company will indemnify and hold LRE harmless from and against any Claims based upon the alleged infringement of any patent (including utility models and registered designs), copyrights or other intellectual property rights relating to the Sensors, the Sensor Technology, any features of the Instrument the design of which is conceived by or contributed by Company and any literature supplied by Company for use with the Instrument. Company shall have the right to defend at its expense any suits alleging that the Sensors, the Sensor Technology or such features or literature infringes any patent, copyright or other intellectual property rights.

9.7. Company shall be liable for and shall indemnify, defend and save LRE, its shareholders, directors, officers, employees, representatives and agents ("LRE Indemnified Parties") harmless from and against any and all Claims, whether groundless or not, in connection with any and all injuries, losses, damages, or liability of any kind whatsoever directly or indirectly attributable to the Sensors, the Sensor Technology, or any feature of the Instrument the design of which is conceived by or contributed by Company or any omission or misstatement in the literature supplied by Company for use with the Instrument.

9.8 In the event any LRE Indemnified Party or Company Indemnified Party seeking indemnification hereunder ("Indemnified Party") should have a Claim hereunder against Company or LRE, as the case may be, hereto ("Indemnifying Party"), which Claim does not involve a Claim being asserted against or sought to be collected from

such Indemnified Party by a third party, the Indemnified Party shall as promptly as practical send a notice ("Claim Notice") with respect to such Claim to the Indemnifying Party. Any failure to give or delay in giving the Claim Notice will not waive any rights of the Indemnified Party, except to the extent the rights of the Indemnifying Party are actually prejudiced by such failure or delay. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days of receipt of a Claim Notice that it disputes a Claim, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder and shall be paid to the Indemnified Party immediately. If the Indemnifying Party has timely disputed its liability with respect to such Claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute.

9.9. In the event of any Claim by an Indemnified Party involving a third party, the Indemnified Party shall promptly notify the Indemnifying Party in writing of said Claim, and, if then determinable, a reasonable estimate of the amount thereof, which in such party's good faith opinion, might be sustained in connection with such Claim. In such event, the Indemnifying Party shall have the right, exerciseable by giving written notice to the Indemnified Party within thirty (30) days after the giving of such notice by the Indemnified Party, to assume and control the contest and defense or settlement of such Claim, at its own expense, with counsel of its own choice, which counsel shall be reasonably satisfactory to the Indemnified Party; provided that the Indemnifying Party will not agree to any settlement without the written consent of the Indemnified Party (which consent will not be unreasonably withheld) unless such settlement (i) requires no more than a monetary payment for which the Indemnifying Party has irrevocably agreed to indemnify such Indemnified Party hereunder, and (ii) includes a full, unconditional and complete release of such Indemnified Party.

9. 10. If the Indemnifying Party agrees to defend such Claim, the Indemnifying Party will have full control of such defense, including any settlement thereof (subject to the rights of the Indemnified Party as set forth in the immediately preceding paragraph), and if requested by the Indemnifying Party, the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its attorneys with respect to such contest and defense at the expense of the Indemnifying Party. The Indemnified Party shall have the

right to engage its own counsel and to participate in, but not control, such defense, but the Indemnified Party shall be solely responsible for all fees and expenses of its own counsel.

9.11. If the Indemnifying Party does not agree to defend such Claim or fails to notify the Indemnified Party of its election as herein provided, the Indemnifying Party agrees to pay the reasonable costs and expenses of the Indemnified Party, including, without limitation, reasonable attorneys' and paralegals' fees, interest and penalties incurred in connection with such contest and defense, monthly, against the receipt of invoices with supporting documentation and will promptly pay any judgment rendered against or settlement reached by such Indemnified Party with respect to any such Claim; provided, however, that the Indemnifying Party will not be liable hereunder for any settlement made by any Indemnified Party without its prior written consent, which consent will not be unreasonably withheld. If the Indemnifying Party has timely disputed its liability with respect to such third party claim, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute. Failing such resolution, either party may elect to commence arbitration as set forth in Paragraph 14.7.

9.12. Each of Company and LRE agrees in conjunction with its obligations under this Agreement to avoid knowingly designing and/or developing any item that infringes any patent of any third party. If either party becomes aware of any such patent during the course of performing hereunder, it will notify the other party promptly in writing.

10.0 INVENTION RIGHTS

10.1. Inventions that relate to the design and operation of the Instrument made by employees of LRE performing Development Services under this Agreement ("Inventions") shall be the property of Company from and after the date on which Company pays the costs of the Development Services in full. LRE shall promptly notify Company of any Inventions made solely by its employees. Company hereby grants LRE a worldwide, non-exclusive, perpetual, irrevocable, royalty-free license to any Technology to make, use and sell any and all products except for those products which

compete with the Instrument. If Company shall have failed to make full and final payment to LRE for these Development Services (other than amounts being contested in good faith) within ninety (90) days of completion of development, and LRE has notified Company of such failure to make full payment, and Company has failed within thirty (30) days of notification to remedy the situation, then rights to all Inventions resulting from services performed under this Agreement shall pass to LRE.

10.2. Inventions, knowledge, patents etc. related to the manufacturing process used for the manufacture of the Instrument shall be the property of LRE. All inventions, knowledge, patents etc. related to the design of the instrument shall be the property of Company.

10.3. Each party shall be responsible for obtaining patent protection in connection with its Inventions in countries of its choice. Each party shall, at the other party's expense, give the other all reasonable assistance in connection with the preparation and prosecution of any patent applications related to such Inventions and shall cause to be executed all such assignments and other instruments and documents as may be necessary and appropriate to carry out the intent of this Article.

11.0 EMPLOYEES

11.1. Personnel assigned by LRE to perform services under this Agreement will be employees or independent contractors of LRE and will not for any purpose be considered employees or agents of Company. LRE assumes full responsibility for the actions of its employees while performing services under this Agreement and LRE shall be solely responsible for their daily supervision, direction and control, payment of salary (including withholding of income taxes and social security), and the like. LRE assumes full responsibility for the actions of its independent contractors while performing services under this Agreement, and LRE shall be solely responsible for their daily direction.

11.2. Personnel assigned by Company to perform services under this Agreement will be employees or independent contractors of Company and will not for

any purpose be considered employees or agents of LRE. Company assumes full responsibility for the actions of its employees while performing services under this Agreement as well as promotion, distribution, and any sales activities with respect to the Instrument and Company shall be solely responsible for their daily supervision, direction and control, payment of salary (including withholding of income taxes and social security), worker's compensation, disability benefits and the like. Company assumes full responsibility for the actions of its independent contractors while performing services under this Agreement, and Company shall be solely responsible for their daily direction and payment of compensation.

12.0. TERM, TERMINATION AND CANCELLATION

12. 1. The term of this Agreement shall begin on the date hereof and unless terminated earlier in accordance with paragraph 12.2 or paragraph 12.3 shall continue for three (3) years from the Date of Market Introduction (the "Initial Term"). Thereafter the term shall automatically be extended for successive one (1) year periods unless LRE or Company shall have given written notice to the other of the termination of this Agreement at least one hundred eighty (180) days prior to the end of the Initial Term or one of the one year periods, as the case may be.

12.2. Either LRE or Company may terminate this Agreement for cause. Cause shall be defined as a material breach or repeated non-material breaches of this Agreement which are not cured by the breaching party as quickly as reasonably possible, but in no event longer than sixty (60) days after receipt of written notice demanding such breaches be cured. Cause shall also include the following: (a) the failure, cessation, liquidation or dissolution of the either party's (the "Defaulting Party") business, (b) if the Defaulting Party makes an assignment for the benefit of creditors, files a petition in bankruptcy, applies to or petitions any tribunal for the appointment of a custodian, receiver, intervenor or trustee for such party or a substantial part of such Defaulting Party's assets; or if the Defaulting Party shall commence a proceeding under any bankruptcy arrangement readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or if any such petition or

application shall have been filed or proceeding commenced against the Defaulting Party and such party shall not have dismissed the same within thirty (30) days, or is such custodian, receiver, intervenor or trustee shall have been appointed for the Defaulting Party or such party's properties or assets.

12.3. LRE shall have the right from and after the date two (2) years from the Date of 'Market Introduction (the "Grace Period") to terminate this Agreement upon at least one hundred eighty (180) days prior notice in writing if during a period of two (2) consecutive months after the end of the Grace Period the average number of Instruments ordered by Company during said two (2) months period drops below a rate of three thousand (3,000) Instruments per month.

12.4. Notwithstanding anything to the contrary herein, Company may terminate this Agreement for any reason whatsoever upon notice at any time prior to the completion of the Development Services provided that upon such termination Company agrees to pay LRE for costs incurred by LRE and unpaid through date of such termination in accordance with this Agreement, and provided further that if Company terminates this Agreement under this Paragraph 12.4 after Company has accepted the Prototype, it shall within ten (10) days of giving notice of said termination pay LRE a termination fee of sixty thousand (€60,000).

12.5. Within thirty (30) days after termination of this Agreement, LRE shall provide Company in writing with a list of all Confidential Information in LRE's possession, custody or control. Company shall notify LRE within fifteen (15) days of receipt of said list of the documents, records and data which it desires to have LRE return to it. Promptly after receipt by it of said list, LRE shall return to Company all the documents, records and data requested by Company. Any and all Confidential Information not to be delivered and returned to Company by LRE in accordance with the foregoing, whether written, typed or printed, and whether stored electronically, magnetically or otherwise in machine readable form, and all summaries and derivations thereof, shall be destroyed by LRE and LRE shall promptly confirm such destruction in writing to Company. This paragraph 15.5 shall survive the termination of this Agreement.

12.6. Company agrees to pay LRE, at the time of termination, an amount equal to LRE's standard cost for any and all materials in inventory, or on order, purchased by LRE under this Agreement. LRE's standard cost includes the actual purchase price for a component, plus the material overhead costs of purchasing, receiving, inspecting and warehousing the component but does not include any factory overhead.

12.7. Upon termination of this Agreement (other than by LRE for Cause), all tooling being used by LRE, which has been paid for by Company, shall be transferred to Company. LRE shall provide Company with a listing of such tooling within thirty (30) days of termination, and Company shall advise LRE within thirty (30) days of receipt of such listing the disposition of all such tooling. All costs directly related to the transfer of such tooling shall be borne by Company.

13.0 INSURANCE

13.1. During the term of this Agreement, and for a period of ten (10) years thereafter if on a claims made basis, LRE shall carry and maintain in force (a) comprehensive general liability insurance with coverage satisfactory to Company, which is at least of the type usually carried by prudent developers and manufacturers of instruments similar to the Instrument and which covers risks of the kind customarily insured against by such prudent developers and manufacturers and (b) products liability insurance in an amount not less than Five Million Euro (€5,000,000). Upon the execution of this Agreement and at such other times during its term as Company may request, LRE shall provide Company with a certificate of insurance evidencing such coverage hereof. The insurer utilized by LRE hereunder shall be an insurance company generally providing insurance of the type required hereunder and shall be reasonably acceptable to the Company.

14.0 GENERAL PROVISIONS

14.1 The rights and obligations of Sections 7 (Confidential Information), 8 (Rights in Manufacturing Documentation), 9 (Warranties), 12 (Termination) and 14 (General Provisions) shall survive any termination of this Agreement and shall bind the parties and their legal representatives, successors and assigns.

14.2 LRE and Company shall do all the things necessary to comply with all applicable Federal, State, and local laws, regulations and ordinances, including but not limited to the Regulations of the United States Department of Commerce relating to the export of Technical Data, insofar as they relate to the services to be performed under this Agreement. LRE shall obtain, at Company's cost, any required government documents and approvals in the event of LRE export of the Instrument manufactured for Company hereunder and for any technical data disclosed to LRE by Company. LRE will maintain an ISO 9001/EN 13485 certified facility. Company shall have the right upon at least five (5) business days prior notice in writing to LRE with a copy to LRE, to inspect during normal business hours LRE's quality control system and manufacturing process for the Instrument.

14.3. Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event such performance is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus thirty (30) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows:

> Causes reasonably beyond the control of LRE or Company, including, without limitation, regulations, laws or acts of any government, destruction of production facilities or material by fire, failure of equipment, including, without limitation computers and computer networks, power outages, or failure of public utilities or common carriers or embargo.

14.4. This Agreement and its appendices embody the entire understanding and agreement among the parties and supersedes all previous negotiations,

representations, writings and agreements, written or oral, with respect to the development, manufacture and sale of the Instrument.

14.5. All notices, demands and communications provided for in this Agreement shall be in writing and shall be deemed effective by a party upon hand delivery or when mailed, postage prepaid, by registered or certified mail or sent by facsimile, to the other party or its copy designee at the respective addresses listed below, unless and until such address is changed by giving written notice thereof in like manner.

To Company:

GlucoTel Scientific, Inc.
6100 Neill Road, Suite 500
Reno, NV 89511
USA

Attn: CEO/President
Fax:

To LRE:

LRE Medical GmbH
Attn: President
Hoferstrasse 5
86720 Noerdlingen
Germany
Fax: +49-9081-800 153

14.6. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, not including its choice of law rules. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity or enforceability of any other provision hereof.

14.7. Both parties agree to use their best efforts in a good faith attempt to settle as promptly as possible any and all disputes arising from this Agreement or a transaction conducted pursuant to this Agreement; but failing an amicable settlement, the parties agree that (a) any controversy or claim arising out of or relating to this Agreement shall be submitted to arbitration in accordance with the rules then obtaining of the American Arbitration Association before three arbitrators chosen in accordance

with said rules; (b) such arbitration shall be held in New York City; (c) the award in any such arbitration shall be final, binding and conclusive; and (d) judgment on any award of any such arbitrator may be entered in any court having jurisdiction thereof. Notice of any such arbitration shall be sufficient if given in accordance with Paragraph 14.5 hereof.

14.8. LRE shall make its records (but not its production costs and profit and loss information) and facilities involved in the performance of this Agreement available to Company personnel at reasonable and mutually convenient times during normal business hours for audit purposes and shall take any reasonable actions required by Company to facilitate such audit.

14.9. No modification, amendment, extension or waiver of this Agreement or any provision hereof shall be binding or effective unless in writing and signed by the President or a Vice President of each of the parties.

14.10. In no event shall either party be liable for any consequential damages under this Agreement.

14.11. The parties hereto warrant and covenant that, upon the expiration or termination of this Agreement, neither party will take any action to impair or diminish the good will or business of the other party.

14.12. The failure of either party to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of such party's respective rights to thereafter enforce the same, and no waiver of any breach shall be construed as an agreement to waive any subsequent breach of the same or other provisions.

14.13. All provisions contained in this Agreement shall extend to and be binding upon the parties and their respective successors and assigns. Without the prior written consent of the other party, neither party may assign, transfer or convey any of its rights, duties or interest under this Agreement, nor shall it delegate any of the obligations or duties required to be kept or performed by it hereunder; provided, however, that (a) either party ("Assignor") may, without such consent, assign this Agreement to (i) any of Assignor's Affiliates (provided, however, such assignment shall not relieve Assignor of any of its obligations hereunder) or (ii) a successor in interest of Assingor by merger or operation of law or (iii) a purchaser of all of Assignor's assets provided such purchaser shall have agreed in writing to perform all of Assignor's obligations under this

Agreement; and (b) LRE may, without such consent, (i) purchase services typically purchased by it from third parties, (ii) use third parties to design and manufacture tools and fixtures, and (iii) use contract personnel to perform services working at its premises.

14.14. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed
by their duly authorized representatives as of the date first above written.

GlucoTel Scientific, Inc.	**LRE MEDICAL GMBH**
Name: Stefan Schraps	Name: Ulrich Schroeder
Title: CEO	Title: President